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                             AGREEMENT TO TERMINATE
                                       THE
                        ADMINISTRATIVE SERVICES AGREEMENT
                         BETWEEN BBOI WORLDWIDE LLC AND
                        BERGER/BIAM WORLDWIDE FUNDS TRUST
                               WITH RESPECT TO THE
                         BERGER/BIAM INTERNATIONAL FUND

         This AGREEMENT TO TERMINATE THE ADMINISTRATIVE SERVICES AGREEMENT (the "Termination Agreement") is made effective the 12th of May, 2000 between BBOI WORLDWIDE LLC, a Delaware limited liability company ("BBOI"), and BERGER/BIAM WORLDWIDE FUNDS TRUST, a Delaware business trust (the "Trust"), with respect to the BERGER/BIAM INTERNATIONAL FUND, a series of the Trust (the "Fund").

         WHEREAS, BBOI and the Trust entered into that certain Administrative Services Agreement dated October 11, 1996, whereas BBOI provides certain administrative services to the Fund (the "Agreement");

         WHEREAS, BBOI and the Trust desire to terminate the Agreement in the manner hereinafter set forth;

         NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, BBOI Worldwide and the Trust agree as follows:

         1. Termination of the Agreement.  The Agreement is hereby terminated.

         2. Effect of Termination. Each party's rights, remedies, and obligations under the Agreement are terminated without any liability whatsoever to the other party.

         IN WITNESS THEREOF, BBOI Worldwide and the Trust have caused this Termination Agreement to be executed by their duly authorized officers effective as of the date first written above.


BERGER/BIAM WORLDWIDE FUNDS TRUST,
with respect to the BERGER/BIAM INTERNATIONAL FUND


By:
    ----------------------------------
Name:  Jack R. Thompson
Title: President



BBOI WORLDWIDE LLC


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Name:  Jack R. Thompson
Title: Co-Chief Executive Officer